SCHEDULE 14A INFORMATION

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Aspect Communications Corporation

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On July 5, 2005, Aspect Communications Corporation (the "Company") posted the following letter and FAQ, each delivered to its customers on that same date, to the Company’s web site.

5 July 2005

Dear Aspect Customer,

We are pleased to inform you that today, Aspect Communications agreed to combine with Concerto Software, a privately held company that, like Aspect, focuses exclusively on contact center solutions. Together, we’ll be the world’s largest company solely focused on contact center solutions, a leading provider of products for customer service, sales, and collections, and able to offer our customers the broadest product portfolio in the industry.

The combined company will have a clear leadership position in both workforce management and outbound dialing, as well as leading positions in unified contact center software, multi-channel automatic call distributors (ACD), performance analytics and virtual contact centers. With employees all around the globe, serving every major industry, we’ll be better equipped to deliver superior customer service, whenever and wherever you need.

The transaction is expected to be completed in September 2005, following shareholder and regulatory approval. Until then, it will be business as usual with both companies operating as independent and separate entities. Upon closing, the two companies will be combined and privately held by Golden Gate Capital, Oak Capital Investment Partners, management, and others.

Aspect and Concerto share a rich history of innovation and a singular vision of using contact center technology to help businesses gain competitive advantage through superior customer interaction. The new executive team is intended to include individuals from both Aspect and Concerto to ensure that both companies remain true to that vision and to make this a successful transition. Jim Foy, Concerto’s current President and Chief Executive Officer, will continue in this role for the combined company.

For the past 20 years, Aspect has helped clients interact with customers, schedule and manage contact center agents, and deliver the best customer care experience possible. We’ve done so successfully because of your commitment to us and our never-ending desire to work with you to satisfy your customers’ needs. Our merger with Concerto doesn’t change our commitment to you. In fact, as soon as we can, we’re eager to share our detailed product and services roadmap so you’ll see how the new company can benefit you. The amazing changes we’ve all seen in the last 20 years only prove that the next 20 will be even more exciting.

In fact, you’re invited to a Web seminar to help describe more fully the specifics of our merger. Please mark your calendar for the seminar time that is best for you: Tuesday July 12 at 8:00 am (Pacific Time) or 4:00 pm (Pacific Time).

Thank you for your business and commitment to Aspect. We will communicate regularly to ensure you are informed as the two companies develop their plan to combine. Please visit our Web site at www.aspect.com/leadership to learn even more. As always, if you have comments or questions, please contact your Aspect representative or send us an e-mail at info@aspect.com.

Best Regards,

Gary Barnett
President & CEO
Aspect Communications

ASPECT/CONCERTO

CUSTOMER QUESTIONS & ANSWERS

1.	Why did these two companies decide to combine?

Together, we will have greater resources and scale and a deeper portfolio of products to satisfy more customers. These resources and scale will enable us to offer a broader range of well-integrated solutions that build on the new technologies that are transforming call centers for the future.

2.	When are the companies merging? How long will it take?

The combination must receive regulatory and other approvals, including approval of shareholders. We expect the transaction to close in September 2005, maybe as early September. Until then, the two companies will continue to operate as independent entities, as before.

3.	What can I expect as you combine these two companies?

We’re committed to a smooth transition for our customers. Our goal is to offer you more diverse solutions and greater capabilities while maintaining and even improving our current level of service and performance. Concerto has a record of smoothly integrating the businesses it has acquired and we expect this to be no different.

4.	Will you still support the product I have and what are your plans for new technologies, products and for customer migration?

We are committed to continuing to support both companies’ existing products and services, even as we develop new, integrated solutions for the future. We’re also committed to continuing the great service and support you’ve come to expect from us. We will communicate more details as they are available; we look forward to the chance to share our complete product and services roadmap for the future.

5.	Will this affect my contract with Aspect?

Our goal is to continue to help you with solutions to your contact center needs for the long term. Your contract will not be affected before the transaction closes, because the two companies will continue to operate as independent businesses. We will communicate with you well in advance of any changes that affect our relationship with you, as we are committed to making this a smooth transition.

6.	Will my primary contacts change? Will your support services change?

It is business as usual until the close of the transaction. We will notify you well in advance of any changes that affect our relationship with you. Please continue to work with your regular account team and customer support contacts, and ask for their help if you have questions or concerns.

7.	How will Aspect’s product lines and solutions evolve under the new company?

•	As part of the integration process, the combined company will develop a single product “road map” to guide the future of both companies’ products, including overlapping and non overlapping products and product migration plans.

•	Some areas of our two companies’ product lines are almost entirely complementary.

•	In cases of overlapping products, our integration planning team, which will include people from both companies, will discuss and plan for the future of those products, with an eye toward providing customers with a smooth transition.

•	Our first priority, in planning the products, will be to ensure that our customers continue to receive the most elegant long-term solutions and the smoothest path to getting there.

8.	What are the benefits of this combination to my business?

Here are a few of the benefits that we expect to deliver to customers:

•	With greater resources and scale and a deeper portfolio of products, we will be better able to offer a broader range of well-integrated solutions that build on the new technologies that are transforming call centers for the future.

•	We will be investing more in research and development, both because we will be bigger and because the two companies won’t be duplicating efforts. We hope to bring you more innovation and better access to emerging technologies.

•	We’ll be positioned to offer tightly integrated or all-in-one solutions for ACD, outbound dialing, workforce management, performance analytics, interactive voice response (IVR), Internet contact and virtual contact center applications.

•	We expect to be able to better integrate existing Aspect and Concerto products, reducing complexity for our customers.

•	We expect to improve our already open connectivity to third-party technologies via standards-based interfaces.

•	We’ll be able to expand our global reach and infrastructure to meet greater contact center growth opportunities, especially in emerging markets such as portions of Latin America, India, the Philippines and China.

On July 5, 2005, the Company posted the following Fact Letter to its web site regarding the proposed transaction with Concerto Software, Inc. (“Concerto”).

The Aspect-Concerto Combination At-A-Glance

Creating the world’s largest company solely focused on contact center solutions

	Aspect Communications	Concerto Software
Tickers	Nasdaq: ASPT	None (Privately Held)

Compelling Strategic Rationale

•	Responds to customer need for reduced complexity and increased contact center capability. Together, we can focus on continuing to support our customers today while bringing converged solutions to them as their business needs dictate.

•	Creates clear leadership position in solutions offering workforce management, unified contact center software and outbound dialing functionality, plus leading positions in multi-channel automatic call distributors (ACD), performance analytics and virtual contact centers.

•	Expands global presence to meet greater contact center market growth opportunities, especially in emerging markets like portions of Latin America, India, the Philippines, and China.

Customer Benefits

•	Streamlines service and support performance through new and joint capabilities.

•	Expands research and development investment to ensure the right balance of enhancing current products to protect and extend customers’ existing investments while building new, more advanced products for the future.

•	Reduces complexity and increases value to customers by strengthening integration between existing Aspect and Concerto products.

•	Continues open connectivity to third-party technologies and products via standards-based interfaces.

Compatibility and Integration

•	Builds upon history of successful integration of people, products, and processes through several strategic acquisitions.

•	Combines similar company cultures and a rich history based upon a shared vision of applying technology to help businesses gain competitive advantage through superior interactions with their customers.

•	Applies company luminaries’ broad experience and insight to ensure that products support a customer-centric contact center strategy.

Transaction Summary

•	Deal Structure: Merger — Cash for all outstanding Aspect shares and options.

•	Consideration: $11.60 per ASPT share

•	Value of transaction[1]: approximately $1 Billion USD

•	Premium to Aspect common stock[2]: 15%

•	President & Chief Executive Officer: James D. Foy

Conditions to Close

•	Aspect Shareholder approval

•	Securities and Exchange Commission review and clearance

•	Hart-Scott-Rodino review and clearance

•	Other customary conditions

Expected Close

•	As soon as September 2005

[1]	Based on total outstanding common and common equivalent shares at July 4th, 2005.

[2]	Based on average closing price of Aspect stock over the past 30 trading days.

Customer Base
Concerto has over 2,300 in-house and outsource global customers managing customer service, collections, and sales interactions in financial services, telecommunications, transportation, retail and a variety of other industries.

Aspect customers include over two-thirds of the Fortune 50 and many other customers in a range of industries including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies.

Key Metrics

	Concerto	Aspect

Revenue [2004]:	$189M3	$370M

Agent seat licenses	450,000 agents[4]	700,000 agents[5]

Est. daily customer interactions[6]	50 Million	75 Million

Headquarters	Westford, Mass.	San Jose, Calif.

Global presence[7]	46 countries	32 countries

Industry experience	30+ years	20+ years

A leader in:	Outbound Dialing	Workforce Management
	Unified Contact Center Software	Performance Analytics
	Automatic Call Distributor	Automatic Call Distributor

Investors
Golden Gate Capital is a private equity firm with $2.5+billion of capital under management dedicated to investing in high-growth businesses in change-intensive industries. The company’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value.

Oak Investment Partners is a multi-stage venture capital firm with a total of $5.8 billion in committed capital. Investments are primarily focused on growth companies that address large, dislocating or expanding new markets. Over the company’s 25-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 350 companies at various points in their lifecycle.

[3]	Excludes pre-acquisition revenue from Rockwell FirstPoint Contact, Melita, Positive Software and CenterForce Technologies.

[4]	An estimate of Concerto’s outbound dialing and automatic call distributor agent installed base.

[5]	An estimate of Aspect’s automatic call distributor agent installed base. Aspect's eWFM product also schedules and manages an estimated 1 million agents.

[6]	Based on an average of 110 interactions per agent per day and assuming all seat licenses are in use.

[7]	Describes those countries where Aspect or Concerto can sell and support their products either directly or through partnerships.

Forward Looking Statement
Statements contained in this document regarding the consummation and potential timing and benefits of the pending acquisition are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: failure to satisfy any of the conditions to complete the acquisition. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It
Aspect will file a proxy statement and other documents regarding the proposed transaction described in this document with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASPECT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Aspect seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Aspect with the SEC at the SEC’s web site at www.sec.gov. In addition to the proxy statement, Aspect files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Aspect free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Aspect by directing a request to Aspect Investor Relations at 408-325-2200.

Aspect’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the Aspect shareholders in connection with the proposed transaction. Information about Aspect’s directors and officers can be found in Aspect’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.